Exhibit 99.1

Investor Contact:	Media Contact:
Quintin Lai	Emily Denney
Vice President, Investor Relations	Vice President, Global Communications
+1-610-594-3318	+1-610-594-3035
Quintin.Lai@westpharma.com	Emily.Denney@westpharma.com

West Announces Increase to Quarterly Dividend
West to Host Second-Quarter 2017 Conference Call

EXTON, PA, July 20, 2017 – West Pharmaceutical Services, Inc. (NYSE: WST), a global leader in innovative solutions for injectable drug administration, today announced the Company’s Board of Directors has approved a fourth-quarter 2017 dividend of $0.14 per share, a 7.7% increase over the $0.13 per share declared for each of the four preceding quarters. This is the 25th consecutive annual increase in the Company’s dividend. The fourth-quarter dividend will be paid on November 1, 2017, to shareholders of record as of October 18, 2017.

The Company also announced that it will release second-quarter 2017 financial results before the market opens on Thursday, July 27, 2017, and will follow with a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time. To participate on the call, please dial 877-930-8295 (U.S.) or 253-336-8738 (International). The conference ID is 47244012.

A live broadcast of the conference call will be available at the Company’s website, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company’s website.

An online archive of the broadcast will be available at the site three hours after the live call and will be available through Thursday, August 3, 2017, by dialing 855-859-2056 (U.S.) or 404-537-3406 (International). The conference ID is 47244012.

About West

West Pharmaceutical Services, Inc. is a leading manufacturer of packaging components and delivery systems for injectable drugs and healthcare products. Working by the side of its customers from concept to patient, West creates products that promote the efficiency, reliability and safety of the world’s pharmaceutical drug supply. West is headquartered in Exton, Pennsylvania, and supports its customers from locations in North and South America, Europe, Asia and Australia. West’s 2016 net sales of $1.5 billion reflect the daily use of approximately 112 million of its components and devices, which are designed to improve the delivery of healthcare to patients around the world.

West, the diamond logo, and By your side for a healthier world™ are registered trademarks or trademarks of West Pharmaceutical Services, Inc., in the United States and other jurisdictions.